Exhibit 3.6

ROSS MILLER                                               Document Number
Secretary of State                                        20100196516-91
206 North Carson Street, Ste 1                            Filing Date and Time
Carson City, Nevada 89701-4299                            03/29/2010 11:50 AM
(775) 684 5708                                            Entity#
Website: www.nvsos.gov                                    E0359582007-1

                                                          Filed in the office of
                                                          /s/ Ross Miller
CERTIFICATE OF DESIGNATION                                Ross Miller
(PURSUANT TO NRS 78.1955)                                 Secretary of State
                                                          State of Nevada

                                              ABOVE SPACE IS FOR OFFICE USE ONLY


           CERTIFICATE OF DESIGNATION FOR NEVADA PROFIT CORPORATIONS
                           (PURSUANT TO NRS 78.1955)

1. Name of Corporation:

Bio-Clean

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Eighty Thousand (80,000) shares of stock, $0.00001 par value per share, are hereby designates Series C Convertible Preferred Stock, having preferences as to dividends and distributions, liquidation rights and conversion rights, as more particularly described in the attachment. The Series C Convertible Preferred Stock shall have voting rights as required by the Nevada Revised Statutes and as set forth in Section 5 of the attachment (See Attachment).

3. Effective date of filing (optional):
(must be no later than 90 days after the certificate is filed)


4. Signature (Required)

/s/
------------------------------
Signature of Officer


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                           CERTIFICATE OF DESIGNATION
                                     OF THE
                      SERIES C CONVERTIBLE PREFERRED STOCK
                         (Par value $0.00001 Per Share)
                                       OF
                                BIO-CLEAN, INC.,
                              a Nevada Corporation


Bio-Clean, Inc., (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Nevada, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of the Company, and pursuant to the General Corporation Law of the State of Nevada, the Board of Directors of the Company, at a meeting duly held, adopted resolutions (i) authorizing a series of the Company's previously authorized preferred stock, $0.00001 par value per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof of Eighty Thousand (80,000) shares of Series C Preferred Stock of the Company, as follows:

RESOLVED, that the Company is authorized to issue Eighty Thousand (80,000) shares of Series C Preferred Stock (the "Series C Preferred Shares"), $0.00001 par value per share, which shall have the following powers, designations, preferences, and other special rights:

(1) Dividends. The Series C Preferred Shares shall not be entitled to receipt of any dividend thereon and the Company's Board of Directors shall not declare dividends any in respect of the Series C Preferred Shares.

(2) Conversion of Series C Preferred Shares. Series C Preferred Shares shall be convertible into shares of the Company's common stock, $0.00001 par value per share (the "Common Stock"), on the terms and conditions set forth in this Section (2).

     (a) Certain Defined Terms. For purposes of this Certificate of Designations, Preferences and Rights (the "Certificate of Designations"), the following terms shall have the following meanings:

          (i) "Business Day" means any day in which the Principal Market is open for business.

          (ii) "Issuance Date" means, with respect to the Series C Preferred Shares the date of issuance of the applicable Series C Preferred Shares.

          (iii)"Person" means an individual, a limited liability company, a partnership, a joint venture, a Company, a trust, an unincorporated organization and a government or any department or agency thereof.

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     (b)  Holder's Conversion Right. Subject to the provisions and limitations of Sections 2(d), below, at any time or times on or after the Issuance Date, any Holder of Series C Preferred Shares shall be entitled to convert any whole number of Series C Preferred Shares into fully paid and non-assessable shares of Common Stock in accordance with Section 2(f).

     (c) Conversion Rate. Each share of the Series C Preferred Shares shall be converted into 100 shares of Common Stock issuable upon conversion pursuant to Section 2(b), above.

     (d) Limitation on Beneficial Ownership. The Company shall not effectuate any conversion of any Series C Preferred Share and no holder of any Series C Preferred Share shall have the right to convert any Series C Preferred Share pursuant to Section 2(b) to the extent that after giving effect to such conversion such Person (together with such Person's affiliates) (A) would beneficially own in excess of 4.9% of the outstanding shares of the Common Stock following such conversion and (B) would have acquired, through conversion of any Series C Preferred Share or otherwise (including without limitation, exercise of any warrant), in excess of 4.9% of the outstanding shares of the Common Stock following such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates or acquired by a Person and its affiliates, as the case may be, shall include the number of shares of Common Stock issuable upon conversion of the Series C Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, non-converted Series C Preferred Shares beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Person and its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary contained herein, each Conversion Notice (defined below) shall constitute a representation by the holder submitting such Conversion Notice that, after giving effect to such Conversion Notice,
          (A) the holder will not beneficially own (as determined in accordance with this Section 2(d)) and (B) the holder will not have acquired, through conversion of any Series C Preferred Share or otherwise (including without limitation, exercise or any Warrant), a number of shares of Common Stock in excess of 4.9% of the outstanding shares of Common Stock as reflected in the Company's most recent Form 8-K, Form 10-Q or Form 10-K, as the case may be, or Pink Sheets LLC, or more recent public press release or other public notice by the Company setting forth the number of shares of Common Stock outstanding, but after giving effect to conversions of any Series C Preferred Share by such holder since the date as of which such number of outstanding shares of Common Stock was reported.

     (e) Mechanics of Conversion. The conversion of Series C Preferred Shares shall be conducted in the following manner:

          (i) Holder's Delivery Requirements. To convert Series C Preferred Shares into shares of Common Stock on any date (the "Conversion Date"), the Holder shall (A) transmit by facsimile (or otherwise

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               deliver), for receipt on or prior to 11:59 p.m., Pacific Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company and (B) surrender to a nationally recognized overnight delivery service carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Series C Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates").

          (ii) Company's Response. Upon receipt by the Company of the Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and within two Business Days following receipt of the Preferred Stock Certificates instruct the Company's Transfer Agent to process a request for issuance of the requisite number of shares of Common Stock. The Company's Transfer Agent shall (A) issue and surrender to a nationally recognized overnight delivery service for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, or (B) provided the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system. If the number of Series C Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Series C Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s), issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Series C Preferred Shares not converted.

          (iii)Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Series C Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

     (f) Taxes. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Series C Preferred Shares.

(3) Reservation of Shares. The Company shall, at all times so long as any of the Series C Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Shares, such number of shares (the "Reserved Amount") of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series C Preferred Shares then outstanding that, at such time or times are eligible for such conversion. The initial number of shares of Common Stock reserved for conversions of the Series C Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders of the Series C Preferred Shares based on the number of Series C Preferred Shares held by each Holder at the time of issuance of the Series C Preferred Shares or increase in the number of reserved shares, as the

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case may be. In the event a Holder shall sell or otherwise transfer any of such
Holder's Series C Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person who ceases to hold any Series C Preferred Shares shall be allocated to the remaining Holders of Series C Preferred Shares, pro rata based on the number of Series C Preferred Shares then held by such Holders.

(4) Voting Rights. Except as otherwise provided herein or required by law, the Holders of Series C Preferred Shares and the holders of Common Stock shall vote together and not as separate classes, and the Series C Preferred Shares shall be counted on an "as converted" basis times 100. For purposes of calculating the number of shares to be voted and only such purpose, the Series C Preferred Shares shall be deemed not to be subject to any reverse split of the Common Stock of the Company.

(5) Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Holders of the Series C Preferred Shares shall have liquidation preference equal to that of the holders of Common Stock of the Company on an "as converted basis." The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation nor merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No Holder of Series C Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein; provided that a Holder of Series C Preferred Shares shall be entitled to all amounts previously accrued with respect to amounts owed hereunder.

(6) Preferred Rank. All shares of Series C Preferred Shares shall be of junior rank to all shares of Series A and Series B Preferred Shares, if any, in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company.

The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Series C Preferred Shares. Without the prior express written consent of the Holders of not less than three-fifths (3/5) of the then outstanding Series C Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the Series C Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the Holders of not less than three-fifths (3/5) of the then outstanding Series C Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Articles of Incorporation or bylaws, or file any resolution of the Board of Directors of the Company with the Nevada Secretary of State or enter into any agreement containing any provisions that would adversely affect or otherwise impair the rights or relative priority of the Holders of the Series C Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another Company, the Series C Preferred Shares shall

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maintain their relative powers, Designations and preferences provided for herein and no merger shall result inconsistent therewith.

(7) Vote to Change the Terms of Series C Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the Holders of not less than three-fifths (3/5) of the then-outstanding Series C Preferred Shares, shall be required for any change to this Certificate of Designations or the Company's Articles of Incorporation which would amend, alter, change or repeal any of the powers, Designations, preferences and rights of the Series C Preferred Shares.

(8) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series C Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Series C Preferred Shares into Common Stock.

(9) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder of Series C Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

(10) Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any person as the drafter hereof.

(11) Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder of Series C Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed, under penalty of perjury, by Darrin Holman, its President.


BIO-CLEAN, INC.




By: /s/ Darrin Holman                                  Dated:  February 1, 2010
    --------------------------------
    Darrin Holman, President